EXHIBIT 5.1

            [MELTZER, LIPPE, GOLDSTEIN & BREITSTONE, LLP LETTERHEAD]

                                            December 15, 2004

Division of Corporate Finance
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, D.C. 20549

            Re: Hauppauge Digital Inc. - Employee Stock Purchase Plan

Gentlemen:

      We have acted as counsel for Hauppauge Digital Inc., a Delaware corporation (hereinafter called the "Company") in connection with the proposed issue and sale by the Company of a maximum of 260,000 shares of Common Stock subject to the provisions of the Company's Employee Stock Purchase Plan (the "Plan"). As counsel to the Company, we have examined minutes of the Company, together with copies of its Articles of Incorporation and by-Laws. We have also examined the Plan and the registration statement on Form S-8 to be filed with the Securities and Exchange Commission. In addition, we have examined such other documents and made such inquiries as we deem pertinent. Based upon the foregoing, we are of the opinion that the shares of Common Stock of the Company to be issued upon the exercise of the options ("Options") under the Plan will be validly issued, fully paid and non-assessable, assuming (a) the shares of Common Stock so issuable will be validly authorized on the dates of exercise, (b) on the dates of exercise, the Options will have been duly executed, issued, and delivered, (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) enforceable as to the Company in accordance with their terms, (c) no change occurs in the applicable law or the pertinent facts, (d) the pertinent provisions of such blue sky and securities laws as may be applicable have been complied with and (e) the Options are exercised in accordance with their terms and the terms of the Plan.

                                     Very truly yours,


                                 /s/ Meltzer, Lippe, Goldstein & Breitstone, LLP
                                 -----------------------------------------------
                                 Meltzer, Lippe, Goldstein & Breitstone, LLP